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                                  EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE

                                                         Three Months Ended    Nine Months Ended
                                                      ----------------------  ---------------------
                                                            September 30           September 30
                                                      ----------------------  ---------------------
                                                          1997       1996         1997     1996
                                                      ---------- -----------  ---------- ----------
                                                         (in thousands, except per share data)
Primary:
Net Income                                            $    4,805 $    3,787  $   13,750  $  11,860
                                                      ========== ==========  ==========  =========

Weighted average number of
   common shares outstanding                              18,963     19,029      19,238     19,083

Add:
Dilutive effect of outstanding options,
   as determined by the application
   of the treasury stock method using
   the average market price of the Company's
   common stock                                              585        998         421        879
                                                      ---------- ----------  ---------- ----------

Weighted average number of common
   and common equivalent shares                           19,548     20,027      19,659     19,962
                                                      ---------- ----------  ---------- ----------

Primary earnings per share                            $      .25 $      .19  $      .70 $      .59
                                                      ========== ==========  ========== ==========

Fully diluted:

Weighted average number of common
  and common equivalent shares                            19,548     20,027      19,657     19,962

Add:
Additional dilutive effect of outstanding
  options, as determined by the application
  of the treasury stock method using the
  quarter end market price of the Company's
  common stock                                                61          0          62          1
                                                      ---------- ----------  ---------- ----------

Weighted average number of common
  shares fully diluted                                    19,609     20,027      19,721     19,963
                                                      ---------- ----------  ---------- ----------

Fully diluted earnings per share *                    $     0.25 $     0.19  $     0.70 $     0.59
                                                      ========== ==========  ========== ==========

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*Not presented in Financial Statements since dilutive effect is less than 3%.